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                     December 4, 2023

       Surendra Ajjarapu
       Chief Executive Officer
       Semper Paratus Acquisition Corporation
       767 Third Avenue, 38th Floor
       New York, New York 10017

                                                        Re: Semper Paratus
Acquisition Corporation
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 13,
2023
                                                            File No. 001-41002

       Dear Surendra Ajjarapu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Andrew M. Tucker, Esq.